Exhibit 10.6


                                October 26, 2006




                                                        PERSONAL & CONFIDENTIAL
Ronald W. Kaplan
600 Antler Drive
Lewisberry, Pennsylvania 17339


                  Re:      Incentive Award

Dear Ron:

         The Board of Directors of Continental Global Group, Inc. (the "Company") has met and granted Awards to certain key employees of the Company pursuant to the 2006 Incentive Performance Plan (the "Plan"). It is with great pleasure that I inform you that as a key employee upon whose judgment, initiative and efforts the successful conduct of our business depends, the Board has granted you an Award. Your Award is as follows:

                  Cash Incentive Award:  $800,000
                  Expiration Date:  June 30, 2007

         You will be paid your Cash Incentive Award upon the attainment of the performance goals set forth below. Your Award is subject to the terms of the Plan as in effect on the date hereof.

         Performance Goal: The occurrence of a "Change of Control" which means the sale of substantially all of the assets of the Company or the sale of more than 50% of the capital stock of the Company (measured by value or voting rights) prior to the Expiration Date. Nothing shall obligate the Company or its stockholders to accept any proposal that would constitute a Change of Control or to make a payment of your Award to you if no such proposal has been consummated. Payment will be made at closing of the sale, regardless of whether you are then an employee of the Company; provided that you have not, prior to the sale, voluntarily resigned your employment or been terminated by the Company for Cause (as defined in your employment agreement).

         This Award is in recognition of special accomplishments and in light of the limited number of associates receiving it, we would appreciate your keeping it confidential.

         This Award has been granted to you as a special award, in addition to other compensation and benefits granted to you pursuant to other agreements between you and the Company or other plans sponsored by the Company.

         You will have no obligation to mitigate (pay back or seek other employment) any of the amounts payable to you pursuant to this Award.

         The obligations of the Company under this Award shall be binding on the Company's successors and assigns.


                                                              Cordially,




                                                              Chairman

         Accepted and Agreed to by:

         -------------------------------
         Ronald W. Kaplan

         -------------------------------
         Date

                         CONTINENTAL GLOBAL GROUP, INC.

                         2006 INCENTIVE PERFORMANCE PLAN

1.  Objectives

         The CONTINENTAL GLOBAL GROUP, INC. (the "Company") 2006 INCENTIVE PERFORMANCE PLAN (the "Plan") is designed to foster and promote the long-term growth and performance of the Company by: (a) strengthening the Company's ability to develop and retain an outstanding management team, (b) motivating superior performance by means of performance related incentives and (c) enabling key management employees and outside directors to participate in the financial success of the Company. These objectives will be promoted by awarding to those persons designated by the Committee performance-based stock awards, restricted stock, stock options, stock appreciation rights, cash awards, incentive bonuses and/or other performance or stock-based awards.

2.  Definitions

         (a) "Award" -- A grant of any form of award, whether granted singly or in tandem, to a Plan Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

         (b) "Award Letter" -- Every Award shall be reflected in an Award Letter from the Company and the Participant that sets forth the terms, conditions and limitations applicable to an Award.

         (c) "Board" -- The Board of Directors of the Company.

         (d) "Common Shares" or "shares" -- Authorized and issued or unissued shares of common stock of the Company.

         (e) "Code" -- The Internal Revenue Code of 1986, as amended from time to time.

         (f) "Committee" -- The Company's Board, or such other committee of the Board that is designated by the Board to administer the Plan. The members shall be appointed by, and serve at the pleasure of, the Board and any vacancy on the Committee shall be filled by the Board.

         (g) "Company" -- Continental Global Group, Inc., and its direct and indirect subsidiaries.

         (h) "Participant" -- Any employee of the Company, or other person whose selection the Committee determines to be in the best interests of the Company, to whom an Award has been made under the Plan.

3.  Eligibility

         Persons eligible to be selected as Participants shall include employees of the Company who hold responsible managerial or professional positions whose performance, in the judgment of the Committee, can contribute to the financial success of the Company. The selection of Participants shall be within the sole discretion of the Committee. Grants may be made to the same Participant on more than one occasion.

4.  Common Shares Available for Awards

         The aggregate number of Common Shares which may be awarded under the Plan in each fiscal year of the Company shall be two percent (2%) of the total outstanding Common Shares as of the first day of such year for which the Plan is in effect. No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

5.  Administration

         The Plan shall be administered by the Committee which shall have full and exclusive power and authority to interpret the Plan, to grant waivers of Plan restrictions and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. In particular, the Committee shall have the authority to: (i) select eligible Participants as recipients of Awards; (ii) determine the number and type of Awards to be granted; (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any Award granted; (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (v) interpret the terms and provisions of the Plan and any Award granted; (vi) prescribe the form of any agreement or instrument executed in connection with any Award; and
(vii) otherwise supervise the administration of the Plan. In addition, the Board shall have authority, without amending the Plan, to grant Awards hereunder to Participants who are foreign nationals or employed outside the United States or both, on terms and conditions different from those specified herein as may in the sole judgment and discretion of the Board, be necessary or desirable to further the purpose of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons.

6. Delegation of Authority

         The Committee may to the extent that any such action will not prevent the Plan from complying with applicable law delegate any of its authority hereunder to such persons as it deems appropriate.

7. Awards

         The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem or in exchange for a previously granted Award; provided that the exercise price for stock options shall not be less than the fair market value (as reasonably determined by the Committee, "Fair Market Value") on the date of grant of the new Award. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

         (a) Stock Option -- A grant of a right to purchase a specified number of Common Shares during a specified period and at a specified price not less than the Fair Market Value on the date of grant, as determined by the Committee. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, currently provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Shares exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 (or such other limit as may be required by the Code); that the exercise price shall be not less than 100% of Fair Market Value on the date of the grant; that such options shall be exercisable for a period of not more than ten years and may be granted no later than ten years after the effective date of this Plan.

         (b) Stock Appreciation Right or SAR -- A right to receive a payment, in cash and/or Common Shares, equal to the excess of the Fair Market Value or other specified valuation of a specified number of Common Shares on the date the SAR is exercised over the Fair Market Value or other specified valuation on the date of grant of the SAR as set forth in the applicable Award Agreement, except that where the SAR is granted in tandem with a stock option, the grant and exercise valuations must be no less than Fair Market Value.

         (c) Stock Award -- An Award made in Common Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement.

         (d) Cash Award -- An Award denominated in cash with the eventual payment amount subject to such restrictions and conditions as may be set forth in the Award Letter.

         (e) Awards made pursuant to paragraphs (c) and (d) shall be based on the satisfaction of performance goals established by the Committee at the time an Award is granted, which goals shall include one or more of the following: sales, costs and expenses, cash flow, pre-tax income, net income, operating profit and margin, earnings per share, retained earnings, return on equity, return on assets, return on investment, asset turnover, liquidity, capitalization, value created, stock price, total shareholder return, sale of more than 50% of the stock of the Company (measured by value or voting rights), sale of all or substantially all of the assets of the Company, profit upon a price measures, market share, sales to targeted customers, customer satisfaction, employee satisfaction, safety measures, quality measures, productivity, process improvement, educational and technical skills of employees, changes in one or more of the preceding, development of criteria for and programs related to hiring and promotion, creation and acquisition of new business units, development and implementation of business plans and programs relating to product lines or business units, integration of acquired businesses, development and implementation of employee training and development programs, implementation of tax and accounting elections, and development and implementation of communications and investor relations programs; provided however, that all performance goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of section 162(m)(4) of the Internal Revenue Code. Such performance goals may also be based on the attainment of levels of performance of the Company and/or any of its affiliates under one or more of the measures described above relative to the performance of other businesses.

8.  Payment of Awards

         Payment of Awards may be made in the form of cash, Common Shares or combinations thereof and may include such restrictions as may be provided in the Award Letter, including in the case of Common Shares, restrictions on transfer and forfeiture provisions. When transfer of shares is so restricted or subject to forfeiture provisions, such shares are referred to as "Restricted Stock." Further, with Committee approval, payments may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee to assure that such deferrals comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in shares or units of Shares, subject to such terms, conditions and restrictions as the Committee may establish.


9.  Stock Option Exercise

         The price at which shares may be purchased under a stock option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Common Shares or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or by any other means which the Committee determines to be consistent with the Plan's objectives and applicable law and regulations. The Committee shall determine acceptable methods for tendering Common Shares or other Awards and may impose such conditions on the use of Common Shares or other Awards to exercise a stock option as it deems appropriate. In the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted plus any additional restrictions that may be imposed by the Committee.

10.  Tax Withholding

         The Corporation shall have the authority to withhold, or to require a Participant to remit to the Corporation, prior to issuance or delivery of any shares or cash hereunder, an amount sufficient to satisfy federal, state and local tax withholding requirements associated with any Award. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11.  Amendment, Modification, Suspension or Discontinuance of this Plan

         The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law.

         The Board may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent and no such amendment shall have the effect of increasing the amount of any Award from the amount that would otherwise be payable pursuant to the formula and/or goals previously established for such Participant. The Board may also make Awards hereunder in replacement of, or as alternatives to, Awards previously granted to Participants, except for previously granted options having higher exercise prices, but including without limitation grants or rights under any other plan of the Company or of any acquired entity.

12.  Termination of Employment

         If the employment of a Participant terminates for any reason, all unexercised, deferred and unpaid Awards shall be exercisable or paid in accordance with the applicable Award Letter, which may provide that the Committee may authorize, as it deems appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination.

13. Nonassignability

         Except as may be otherwise provided in the relevant Award Agreement, no Award or any benefit under the Plan shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it was granted.

14.  Notice

         Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Chief Financial Officer or to the Chief Executive Officer of the Company, and shall become effective when it is received by the office of the Chief Financial Officer or the Chief Executive Officer.

15.  Unfunded Plan

         Insofar as it provides for Awards of cash and Common Shares, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Shares or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Shares or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Common Shares or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Common Shares or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

16.  Governing Law

         The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the law of the State of Delaware and construed accordingly.

17.  Rights of Employees

         Nothing in the Plan shall interfere with or limit in any way the right of the Company or any subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continued employment with the Company or any subsidiary.

18.  Effective and Termination Dates

         The Plan shall become effective on the date it is first approved by the holders of a majority of the Common Shares then outstanding. Unless subsequently approved by the holders of a majority of the Common Shares then outstanding, the Plan shall continue in effect until October __, 2011 or until earlier terminated by the Board. Notwithstanding the foregoing, any Awards granted under the Plan prior to its termination shall remain outstanding in accordance with the terms of such Awards.